UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2014

Lifetime Brands, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

0-19254	11-2682486
(Commission File Number)	(IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York 11530

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code) 516-683-6000

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2014, Lifetime Brands, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) with Jeffrey Siegel, the Chairman of the Board of Directors and the Company’s Chief Executive Officer and Director (the “Executive”). The Agreement provides, among other things, that:

1.	The term of the Executive’s employment shall continue until December 31, 2016, and for additional one-year periods thereafter, unless the Executive’s employment is earlier terminated or the Company or the Executive gives notice of the intention not to extend the term of the Agreement.

2.	Effective January 1, 2014, the Company shall pay to the Executive a base salary at an annualized rate of $1,000,000.

3.	For each year during the term of the Executive’s employment, the Executive shall receive performance bonuses (a) based on the Company’s Adjusted Income Before Income Taxes for such year, and (b) the Executive having met certain individual performance goals for such year.

4.	On March 12, 2014, pursuant to the Agreement and the Company’s 2000 Long-Term Incentive Plan, the Company granted the Executive an option to purchase 100,000 shares of the Company’s common stock. The option is exercisable at $18.04, the closing price of the Company’s common stock on March 12, 2014, shall vest and become exercisable in three equal installments on December 31, 2014, 2015 and 2016 and expire ten years from the date of grant. The option is subject to earlier vesting upon the occurrence of certain events as defined in the Agreement.

The information provided in this Item 5.02 is qualified in its entirety by reference to the terms of the agreement attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement dated March 12, 2014 between Lifetime Brands, Inc. and Jeffrey Siegel.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lifetime Brands, Inc.

By:	/s/ Laurence Winoker
Laurence Winoker
Senior Vice President – Finance, Treasurer
and Chief Financial Officer

Date: March 18, 2014